Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-258602 and 333-239665 on Form S-8 and Registration Statement No. 333-248722 on Form S-3 of our report dated March 14, 2023, relating to the consolidated financial statements of PFSweb, Inc. and subsidiaries and our report dated March 14, 2023, relating to effectiveness of internal control over financial reporting appearing in this Annual Report on Form 10-K of PFSweb, Inc. and subsidiaries for the year ended December 31, 2022.

/s/ Whitley Penn, LLP

Dallas, TX
March 14, 2023